EXHIBIT (c)(vii)

Queensland Treasury Corporation’s 2018-19 Indicative Borrowing Program Update.

Ex99_C_VII

13 JUN 2018

MARKET ANNOUNCEMENT

QTC ANNOUNCES AUD8.0 BILLION

TERM DEBT BORROWING

PROGRAM

Following the Queensland 2018–19 State Budget release yesterday, Queensland

Treasury Corporation (QTC) estimates

it will borrow AUD8.0 billion of term debt in the 2018–19 financial year. This is a reduction of approximately AUD1.8 billion from what was forecast in QTC’s 2017–18 borrowing program. The reduction in QTC’s borrowing requirement in 2018–19 is due to pre-funding undertaken by QTC in 2017–18.

Indicative term debt borrowing program

	2018 -19	2019 -20	2020 -21	2021 -22
	AUD M1	AUD M1	AUD M1	AUD M1
New money
State (includes general government and government-owned corporations)	500	800	4,000	3,400

Local government and other entities[2]	700	500	300	100

Total new money	1,200	1,300	4,300	3,500
Term debt refinancing
Term debt maturities	9,800	9,800	9,000	2,000

Net funding in advance[3]	(3,000)	(500)	(500)	7,800

Net term debt refinancing	6,800	9,300	8,500	9,800

Total term debt requirement	8,000	10,600	12,800	13,300

1.	Numbers are rounded to the nearest AUD100 million.
2.	Other entities include: universities, grammar schools, retail water entities and water boards.
3.	Includes net issuance undertaken in advance of borrowing requirements during 2017–18 and also in previous financial years as well as scheduled client principal repayments.

Funding activity may vary depending upon actual client requirements, the State’s fiscal position and financial market conditions.

2018–19 FUNDING STRATEGY

QTC’s 2018–19 funding strategy is likely to include the following, subject to market conditions and client funding requirements:

•	Issuance of QTC’s AUD benchmark bonds as the principal source of funding.

•	Potential issuance of new longer dated AUD benchmark bond maturities, subject to investor demand.

•	Issuance of term debt instruments to complement AUD benchmark bond issues.

This may include issuance of green bonds, bond maturities out to 30 years, floating rate notes and non-AUD denominated bonds.

•	Maintaining a minimum of approximately AUD5 billion of short-term debt outstandings.

2017–18 year in review

Investor demand remained solid for QTC’s primary issuance during 2017–18, with all public issuance oversubscribed. QTC’s gross term debt issuance during the year included:

•	AUD8.0 billion in total of QTC AUD benchmark bonds including a new benchmark bond line maturing in August 2030.

•	AUD2.0 billion of a new 2022 Floating Rate Note.

•	AUD415 million increase to its 2047 bond line.

NEXT REVIEW OF BORROWING REQUIREMENTS

QTC will update its 2018–19 borrowing program following the Queensland Government’s release of its Mid-Year Fiscal and Economic Review.

LEGAL NOTICE: QTC’s 2018–19 Indicative Borrowing Program is hereby incorporated by reference into the offering documents for QTC’s funding facilities, including the domestic A$ Bond Information Memorandum dated 22 January 2018 and the Euro Medium Term Note Base Prospectus dated 23 January 2018. QTC is also in the process of preparing and filing a US Form 18-K/A (exhibiting the Indicative Borrowing Program and State Budget Papers) with the US Securities and Exchange Commission as well as a supplement to QTC’s Euro Medium Term Note Base Prospectus with the Luxembourg Stock Exchange.

This announcement (including information accessible through any hyperlinks) and the Budget Papers (collectively, the “Announcement”) (i) does not constitute an offer to sell or the solicitation of an offer to buy any securities, (ii) may not be sent or disseminated in, directly or indirectly, any jurisdiction in which it is unlawful to so send or disseminate, and (iii) may not be sent or given to any person to whom it is unlawful to be so given. In particular, securities may not be offered or sold in the United States or to ‘US Persons’ (as defined in Regulation S under the US Securities Act of 1933, as amended (the ‘Securities Act’)) without registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and any other applicable US state securities laws.

This Announcement is not intended to be relied upon as advice to investors or potential investors and does not take into account the investment objectives, financial situation or needs of any particular investor. This Announcement may contain statements about future events and expectations that are forward looking statements. None of the future projections, expectations, estimates or prospects in this Announcement should be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such future projections, expectations, estimates or prospects have been prepared are correct or exhaustive or, in the case of assumptions, fully stated in the Announcement.